Exhibit 21.1
Subsidiaries of Bonanza Creek Energy, Inc., a Delaware corporation
Bonanza Creek Energy Operating Company, LLC, a Delaware limited liability company
Holmes Eastern Company, LLC, a Delaware limited liability company
Rocky Mountain Infrastructure, LLC, a Delaware limited liability company